Exhibit 10.5

SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE

This Severance and Settlement Agreement and Release (the “Agreement”) is entered into by and between Analogic Corporation (the “Company”) and John W. Wood Jr. (“Mr. Wood”).

WHEREAS, Mr. Wood desires to resign from all his positions with the Company;

WHEREAS, the Company and Mr. Wood mutually desire an orderly transition to a new President and Chief Executive Officer, and the parties wish to resolve orderly and amicably Mr. Wood’s separation from the Company and establish the terms of Mr. Wood’s severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and Mr. Wood agree as follows:

1. Resignation Date. Mr. Wood’s effective date of resignation from the Company as Chief Executive Officer and a Director of Analogic Corporation shall be December 31, 2006 (the “Resignation Date”). Mr. Wood resigned, effective November 8, 2006, from all other offices, positions, and capacities in, at, or of Analogic Corporation and any subsidiary or affiliate of Analogic Corporation, and any other status or title involving or relating to the Company or any of its subsidiaries or affiliates, including but not limited to Analogic Limited, ANALOGIC FOREIGN SALES CORPORATION, Analogic Holding Luxembourg S.a r.l., ANALOGIC SECURITIES CORPORATION, ANADVENTURE II CORPORATION, ANA/DVENTURE 3 CORPORATION, ANADVENTURE DELAWARE, INC., AnaSky Limited, ANATEL COMMUNICATIONS CORPORATION, ANEXA Corporation, Anexa Financial Services, Inc., ANRAD CORPORATION, Bio-Imaging Research, Inc., B-K Medical Holding ApS, B-K Medical ApS, B-K Medical AB, B-K Medical (Asia) Pte. Ltd., B-K Medical Benelux NV/SA, B-K Medical (China) Limited, B-K Medical France S.A., B-K Medical Medizinische Systeme GmbH, B-K Medicale S.r.l., B-K Medical Systems, Inc., B-K Medical Thailand Ltd., B-K Medical UK, FTNI INC., ENHANCED CT TECHNOLOGY, LLC, International Security Systems Corporation, PhotoDetection Systems, Inc., Shenzhen Anke High-Tech Company, Limited, SKY COMPUTERS, INC., SKY Computers (Europe) Ltd., and Sound Technology, Inc.

2. Monetary Consideration. In return for the execution of this Agreement, and provided that Mr. Wood has not revoked this Agreement, the Company agrees to pay Mr. Wood on July 2, 2007, a single lump-sum payment of $203,000 (representing six months’ of Mr. Wood’s salary at his regular annualized base salary rate of $406,000), less legally required and voluntarily authorized deductions, and otherwise in accordance with the Company’s customary payroll practices.

3. Additional Cash Compensation. The Company shall pay to Mr. Wood on the date that is six (6) months after his Resignation Date (the “First Payment Date”) an amount equal to two thousand (2,000) multiplied by the closing stock price of Analogic Corporation common stock at the end of the stock market trading day on December 29, 2006 (the “Established Stock Price”), which is the last stock market trading day during the period of Mr. Wood’s employment with the Company. The Company shall also pay to Mr. Wood on the date that is three (3) months after the First Payment Date and at the end of each successive three (3) month period after the First Payment Date through and including the date that is thirty (30) months after Mr. Wood’s Resignation Date, an amount equal to the product of one thousand (1,000) multiplied by the Established Stock Price. If Mr. Wood breaches any of the terms of this Agreement, then, in addition to any other remedies in law or equity available to the Company, Mr. Wood shall thereupon immediately and automatically forfeit his right to receive any further payments or benefits of any kind whatsoever under this or any other section of this Agreement.

4. Health and Dental Coverage. For a period ending on the earlier to occur of (i) the date that is twelve (12) months from the Resignation Date, or (ii) the date on which Mr. Wood becomes eligible for health and/or dental insurance coverage under another employer’s health insurance plan (the “Health Insurance Severance Period”), the Company agrees to continue to pay 80% of the health and/or dental insurance premium on behalf of Mr. Wood for continuation of Mr. Wood’s health and/or dental insurance coverage under the Company’s group plans, provided that Mr. Wood continues to timely pay his 20% share of the premium. At the end of the Health Insurance Severance Period, Mr. Wood may elect to continue health and/or dental insurance premium and insurance coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for up to an additional eleven (11) months with the Company paying 50% of the health and/or dental insurance premium and Mr. Wood paying 50% of the health and/or dental insurance premium for such coverage.

5. Release. In consideration of the payment of the severance benefits as described above, which Mr. Wood acknowledges he would not otherwise be entitled to receive, Mr. Wood hereby fully, forever, irrevocably, and unconditionally releases, remises, and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, and employees (each in their individual and corporate capacities), all of the Company’s employee benefit plans, and all of the Company’s employee benefit plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including, but not limited to, attorneys’ fees and costs), of every kind and nature which Mr. Wood ever had or now has against the Released Parties, including, but not limited to, any and all claims arising out of Mr. Wood’s employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under or arising out of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246 and Executive Order 11141, the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, § 1 et seq., all as amended; all claims under of arising out of the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), all as amended; all common law claims, including, but not limited to, actions in tort, defamation, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of Mr. Wood’s employment with or separation from the Company (including, but not limited to, a claim for retaliation) under any common law theory or any federal, state, or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Mr. Wood from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Mr. Wood acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, or proceeding).

6. Transition Assistance and Consulting. Mr. Wood agrees to cooperate and provide assistance in the transition of his job responsibilities to a new President and Chief Executive Officer and/or the Board of Directors (the “Transition Assistance”) during the period commencing on the execution of this Agreement and ending on the Resignation Date (the “Transition Period”). For the period beginning on the first day after the Resignation Date and extending for thirty (30) months thereafter (January 1, 2007 to June 30, 2009), Mr. Wood shall provide consulting services and assistance to the Company upon the Company’s request at any time and from time to time.

7. Indemnification. The Company shall indemnify Mr. Wood in accordance with the Company’s By-Laws and that certain Indemnity Agreement between the Company and Mr. Wood dated June 14, 2005.

8. Non-Disclosure and Inventions. Mr. Wood acknowledges and reaffirms his obligation under applicable law and his Proprietary Information and Inventions Agreement with the Company dated April 14, 2003, which shall continue in full force and effect, to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company, including, but not limited to, business and marketing plans, product developments, financial data, personnel information, customer and supplier lists, contacts at or knowledge of customers or prospective customers, and any non-public information of customers. Mr. Wood further reaffirms his obligation concerning inventions under applicable law and his Proprietary Information and Inventions Agreement with the Company dated April 14, 2003, which shall continue in full force and effect. For purposes of this section, “Company” shall also include any subsidiary of the Company.

9. Non-Competition. Mr. Wood acknowledges and reaffirms his non-competition obligations under his Non-Competition Agreement dated April 14, 2003, which obligations shall continue in full force and effect.

10. Return of Company Property. Mr. Wood agrees to return all Company property and equipment in his possession or control as of the Resignation Date, including, but not limited to, keys, cellular telephone, wireless handheld devices, computer hardware, software and printers, Company identification, and all Company files and documents (and copies thereof). Mr. Wood further agrees to leave intact all electronic Company documents, including those which he developed or helped develop during his employment. Mr. Wood shall be permitted to purchase his Verizon mobile telephone after he returns it to the Company and all Company information, including but not limited to customer and vendor contacts, have been expunged. Mr. Wood shall also be permitted to retain the telephone number and assume the Verizon account for such Verizon mobile telephone. Mr. Wood agrees that (to the extent that any of the following are under his control) he shall cancel all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts as of the Resignation Date.

11. Cooperation. Mr. Wood agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Mr. Wood’s full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or any administrative hearing or mediation or other alternative dispute resolution mechanism, and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to reimburse Mr. Wood for reasonably documented travel, food, and lodging expenses in connection with the aforementioned cooperation. Mr. Wood further agrees to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company reasonably requires in order to effectuate Mr. Wood’s resignation from all offices, titles, statuses, and positions with the Company and its subsidiaries and affiliates.

12. Business Expenses and Compensation. Mr. Wood acknowledges that he has been reimbursed by the Company for all business expenses incurred in connection with the performance of his employment and that no other reimbursements are owed to him. He further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him.

13. Tax Matters. In connection with the payments and consideration provided to Mr. Wood pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Mr. Wood shall be responsible for the payment of all applicable taxes with respect to such payments and consideration under applicable law.

14. Nature of Agreement. Mr. Wood and the Company understand and agree that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of either party.

15. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators.

16. Validity. Should any part, term, or provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17. Confidentiality. To the extent permitted by law, Mr. Wood and the Company understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the parties and their agents and representatives, and that none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party or as necessary to enforce the terms of this Agreement, or on a need-to-know basis within the Company.

18. Non-Disparagement. Mr. Wood understands and agrees that as a condition for payment to him of the monetary and other consideration herein, he shall not make any false, disparaging, or derogatory statements in public or private to any person or media outlet regarding the Company or any of its directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition.

19. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and release matters specified in this Agreement, and cancels and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith or relating thereto.

20. Applicable Law, Consent to Jurisdiction and Dispute Resolution. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to their conflict of laws provisions. Mr. Wood hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts or, if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit for injunctive relief for breach of Section 10 or Section 11 of this Agreement. Any other claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration in Boston, Massachusetts, as administered by the American Arbitration Association under its National Rules For the Resolution of Employment Disputes.

21. Acknowledgments. Mr. Wood acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with any attorney of his own choosing prior to signing this Agreement. Mr. Wood may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Mr. Wood understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination In Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

22. Voluntary Assent. Mr. Wood affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Mr. Wood states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Mr. Wood further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

JOHN W. WOOD JR. /s/ John W. Wood Jr	Date: January 9, 2007

ANALOGIC CORPORATION By: /s/ Bernard M. Gordon	Date: January 29, 2007

Bernard M. Gordon Executive Chairman